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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE
June 13, 1997

CONTACTS:

COMMERCE SECURITY BANCORP, INC.              COFFIN- MOTTOLA COMMUNICATIONS
Robert P. Keller, Chairman                   Christi Mottola, Press Relations
(714) 895-2929 EXT. 145                     (714) 851-1109



                         COMMERCE SECURITY BANCORP, INC.
                            ACQUIRES ELDORADO BANCORP

            CREATES LARGEST ORANGE-COUNTY-BASED BANK HOLDING COMPANY

Irvine, Calif. -- Commerce Security Bancorp, Inc. announced the completion of the acquisition of Eldorado Bancorp, based in Tustin, Calif. This acquisition makes Commerce Security the largest bank holding company based in Orange County, with total banking assets of $902 million. Commerce Security acquired 100 percent of the Eldorado's shares for a cash consideration of $23 per share.

"We are extremely pleased that Eldorado, Orange County's premier independent commercial bank, has become part of the Commerce Security Bancorp group," said Robert P. Keller, Chairman and Chief Executive Officer of Commerce Security. "This combination will result in a stronger statewide financial institution with a wider range of services, increased lending limits and service enhancements. Eldorado's outstanding management team and staff and excellent customer relationships will be a cornerstone for Commerce Security Bancorp's future growth in Orange County."

                                     (more)


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Eldorado was founded 25 years ago, and since then has expanded to serve many
Orange County communities. Today, it has 12 customer locations. These provide a wide range of commercial/consumer banking, construction lending and mortgage banking services. As of March 31, 1997, Eldorado Bancorp had total assets of approximately $404 million.

Commerce Security Bancorp, founded in 1995, owns three other California banks in addition to Eldorado: Liberty National Bank, based in Huntington Beach; San Dieguito National Bank, based in Encinitas; and Commerce Security Bank, of Sacramento. The combined banks now have 18 branches, eight mortgage banking offices and three small equipment leasing offices.

Mr. Keller's career has spanned thirty years. Prior to creating Commerce Security Bancorp, he served as President and Chief Executive Officer of Independent Bancorp of Arizona, Inc., a publicly held bank holding company with assets of $1.8 billion. Prior to that post, he was President and Chief Executive Officer of New Dartmouth Bank, a privately-owned financial institution based in Manchester, N. H., with $2 billion in assets.

Under the guidance of Mr. Keller, Commerce Security Bancorp is growing rapidly. The company's initial acquisition, in September 1995, was San Dieguito National
Bank in northern San Diego County.   Within 18 months, Commerce Security's
banking assets have increased from $58 million to over $900 million.

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Note:  Eldorado Bank has locations in Huntington Beach, Indio, Laguna Hills,
Monarch Beach, Irvine (also serving Newport Beach), Orange, Palm Desert, San Bernardino, San Clemente, San Juan Capistrano and Tustin. Also, Liberty National Bank has offices in the Orange County communities of Huntington Beach and Dana Point.

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